Exhibit 99.1

Interactive Strength Inc. (Nasdaq: TRNR) Announces Pricing of $4 Million Public Offering

AUSTIN, TX - July 1, 2024 - Interactive Strength Inc. (NASDAQ: TRNR) (“Interactive Strength” or the “Company”), maker of innovative specialty fitness equipment under the CLMBR and FORME brands, today announced the pricing of a public offering of an aggregate of 2,836,880 shares of its common stock (or common stock equivalents in lieu thereof), Series A-1 warrants to purchase up to 2,836,880 shares of common stock and Series A-2 warrants to purchase up to 2,836,880 shares of common stock (all the warrants, collectively, the "Series Warrants"), at a combined public offering price of $1.41 per share (or per common stock equivalent in lieu thereof) and accompanying Series Warrants. The Series Warrants will have an exercise price of $1.41 per share and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the Series Warrants. The Series A-1 warrants will expire on the five-year anniversary of the initial issuance date. The Series A-2 warrants will expire on the eighteen month anniversary of the initial issuance date. The closing of the offering is expected to occur on or about July 2, 2024, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $4 million before deducting the placement agent's fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the Series Warrants, if fully exercised on a cash basis, will be approximately $8 million. No assurance can be given that any of the Series Warrants will be exercised. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-280410), as amended, which was declared effective by the Securities and Exchange Commission (the "SEC") on July 1, 2024. The offering is being made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC's website at http://www.sec.gov and a final prospectus relating to the offering will be filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC's website at http://www.sec.gov and may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Interactive Strength Inc.

Interactive Strength Inc. produces innovative specialty fitness equipment and digital fitness services under two main brands: 1) CLMBR and 2) FORME. Interactive Strength Inc. is listed on NASDAQ (symbol: TRNR).

CLMBR is a vertical climbing machine that offers an efficient and effective full-body strength and cardio workout. CLMBR’s design is compact and easy to move – making it perfect for commercial or in-home use. With its low impact and ergonomic movement, CLMBR is safe for most ages and levels of ability and

Exhibit 99.1

can be found at gyms and fitness studios, hotels, and physical therapy facilities, as well as available for consumers at home. www.clmbr.com .

FORME is a digital fitness platform that combines premium smart gyms with live virtual personal training and coaching to deliver an immersive experience and better outcomes for both consumers and trainers. FORME delivers an immersive and dynamic fitness experience through two connected hardware products: 1) The FORME Studio Lift (fitness mirror and cable-based digital resistance) and 2) The FORME Studio (fitness mirror). In addition to the company’s connected fitness hardware products, FORME offers expert personal training and health coaching in different formats and price points through Video On-Demand, Custom Training, and Live 1:1 virtual personal training. www.formelife.com .

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions. These forward-looking statements include, but are not limited to, statements regarding timing of profitability and our ability to re-finance our loan, statements regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering, the anticipated use of proceeds therefrom, the exercise of the Series Warrants, the receipt of stockholder approval and risks related to market conditions. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. Risks and uncertainties include but are not limited to: demand for our products; competition, including technological advances made by and new products released by our competitors; our ability to accurately forecast consumer demand for our products and adequately maintain our inventory; and our reliance on a limited number of suppliers and distributors for our products. A further list and descriptions of these risks, uncertainties and other factors can be found in filings with the SEC, including the risks and uncertainties described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC on April 1, 2024, and subsequently filed reports. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
ir@interactivestrength.com